Exhibit 10.49

Titan Pharmaceuticals, Inc.

October 21, 2008

Marc Rubin, MD

[address]

Dear Marc:

This letter will confirm the amendment to the severance provisions contained in your letter of employment with Titan dated July 31, 2007 (the “Agreement”). Please sign this letter where indicated and return it to Titan, retaining a copy for your records.

Section 3(b) of the Agreement is hereby amended by adding the following new last sentence:

“Notwithstanding the foregoing, if your employment with the Company is terminated by the Company without Cause or by you for Good Reason within twelve (12) months following a Change in Control of the Company you shall be entitled to a lump sum severance payment equal to twenty-four (24) months salary payable within thirty (30) days following termination.

The following new Section 10 is added to the Agreement:

7.	Code Section 208G. Should the Company reasonably determine that the payment of compensation by the Company to the Executive, including but not limited to compensation payable under this Agreement and/or the Restricted Stock Agreement of even date herewith, would result in the Executive’s receiving an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, the Company shall reduce the amount of any payment or payments otherwise payable to the Executive, as determined by the Company in its sole discretion, which reduction shall be reasonably determined by the Company to be the smallest amount which will prevent the Executive from receiving such an “excess parachute payment”.

Sincerely,

/s/ Sunil Bhonsle
Sunil Bhonsle Chief Operating Officer

Accepted by:

/s/ Marc Rubin
Name: Marc Rubin

October 30, 2008
Date: